Exhibit 99.2

WAMU RESPONDS TO MOODY’S DOWNGRADES

SEATTLE, WA, September 11, 2008 – In response to today’s ratings action by Moody’s Investor Service, Washington Mutual, Inc. (NYSE:WM) had the following statement:

“We believe that Moody’s decision to reduce the ratings of Washington Mutual, Inc. to below investment grade is inconsistent with the company’s current financial condition, as outlined in the press release we issued earlier this afternoon.  The action by Moody’s appears to reflect the current uncertainty in the markets, rather than a thorough evaluation of Washington Mutual’s business, the strength of its national franchise and the steps it is taking to return to profitability.  Moody’s rating for Washington Mutual Bank remains investment grade, and Washington Mutual, Inc.’s and Washington Mutual Bank’s ratings remain “investment grade” at other rating agencies.  None of Washington Mutual, Inc.’s or Washington Mutual Bank’s unsecured debt is subject to ratings-based financial covenants that would result in acceleration or early maturity events or defaults.  The company does not expect the impact of Moody’s actions on borrowings, collateral or margin requirements to be material.  The company has no intention to suspend dividends on its preferred stock as a result of Moody’s action.”

Important Cautionary Statements
The foregoing statement may contain forward-looking statements and should be read in conjunction with the press release the company issued earlier this afternoon.

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Contact:

Media Contact
Derek Aney
Washington Mutual, Inc.
206-500-6094 (Seattle)
212-326-6075 (New York)
 derek.aney@wamu.net

 Investor Relations Contact
Alan Magleby
Washington Mutual, Inc.
206-500-4148 (Seattle)
212-702-6955 (New York)
 alan.magleby@wamu.net